UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

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SECURITIES EXCHANGE ACT OF 1934

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ACUCELA INC.

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Washington State Court Issues Order Requiring Acucela to Hold Special Shareholders Meeting

SEATTLE (March 15, 2015) — Acucela Inc. (TOKYO: 4589), a clinical-stage biotechnology company that specializes in discovering and developing novel drug candidates to potentially treat and slow the progression of sight-threatening ophthalmic diseases, today announced that on March 13, 2015 (Pacific Daylight Time), the Washington state superior court presiding over a previously-disclosed lawsuit filed by SBI Holdings, Inc. and certain of its affiliates (collectively, “SBI”), and Ryo Kubota, MD, PhD, Acucela’s founder and Chairman, issued an order requiring the Company to hold a special shareholders meeting in response to SBI’s previously-disclosed January 28, 2015 demand letter no later than May 1, 2015 (Pacific Daylight Time), and to give notice of such a meeting as soon as practicable.

In response to the court’s order, the Company will hold a special shareholders meeting on May 1, 2015 (Pacific Daylight Time) at the Company’s headquarters in Seattle, Washington and will set the record date for shareholders of record as March 19, 2015 (Pacific Daylight Time). The purpose of the special shareholders meeting will be to vote on the shareholder proposals described in SBI’s previously-disclosed January 28, 2015 demand letter. Acucela will recommend voting against the proposal to remove the existing directors because the Company believes that continuing with existing leadership would be in the best interest of Acucela and its shareholders.

Brian O’Callaghan, President and CEO, Acucela Inc., stated, “The opportunities we see before us are as robust as ever. We remain focused on building on our momentum to create meaningful value for all shareholders and to bring much-needed treatments to patients in great need.”

Acucela is currently analyzing the court’s order and considering all options available to it, including a possible appeal of the court’s March 13, 2015 order.

As previously disclosed on March 4, 2015 (Pacific Standard Time), Acucela will hold its annual meeting on June 8, 2015 at Acucela’s headquarters in Seattle, Washington at 1:00PM Pacific Time for shareholders of record as of March 31, 2015.

About Acucela Inc.

Acucela Inc. (www.acucela.com or www.acucela.jp) is a clinical-stage biotechnology company that specializes in discovering and developing novel drug candidates to potentially treat and slow the progression of sight-threatening ophthalmic diseases impacting millions of individuals worldwide. Acucela currently has the following candidates in development in collaboration with Otsuka Pharmaceutical Co., Ltd.: emixustat hydrochloride for GA associated with dry AMD based on Acucela’s proprietary visual cycle modulation technology; and OPA-6566 for ocular hypertension and glaucoma.

Additional Information and Where to Find It

This release may be deemed to be solicitation material in respect of a proxy contest for the election of directors to the Board of Directors of Acucela. Acucela will be filing a proxy statement with the Securities and Exchange Commission (“SEC”) and Tokyo Stock Exchange (“TSE”). INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC AND TSE WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to receive the proxy statement and other relevant documents free of charge at the SEC’s web site at www.sec.gov, TSE disclosure at https://www.release.tdnet.info/index.html or from Acucela Investor Relations at 1301 Second Avenue, Suite 4200, Seattle, Washington 98101-3805 and http://ir.acucela.com/ or http://ir.acucela.jp/.

Washington State Court Issues Order Requiring Acucela to Hold Special Shareholders Meeting - page 3

Participants in Solicitation

Acucela and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of a proxy contest for the election of directors to the Board of Directors of Acucela. Information regarding the interests of Acucela’s directors and executive officers in the proxy contest will be included in Acucela’s definitive proxy statement.

Contacts:

Acucela Inc.

Francesca T. Nolan

Director Corporate Communications

Phone: 1-206-805-8300

Email: fnolan@acucela.com

The Abernathy MacGregor Group, Inc.

Michael Pascale or Kendell Moore

Phone: 1-212-371-5999

Tomomi Sukagawa Director Investor Relations and Communication Phone: +81(0)3.5789.5872 Email: investor@acucela.com

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